UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.     )
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TECUMSEH PRODUCTS COMPANY

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The following materials are for use in meetings with shareholders of Tecumseh Products Company on or after April 14, 2009.

Tecumseh Products Company 2009 Board Nominees

WORLD-CLASS GOVERNANCE

Tecumseh

I have the honor of presenting you, the shareholders of Tecumseh Products Company, with a group of director nominees who we believe are uniquely qualified to serve the Company and all our shareholders.
As you will see from their profiles, we have identified excellent candidates whose diverse backgrounds, experience and skills qualify each to make valuable contributions to our operations and represent the interests of all shareholders effectively. The Board of Directors has approved the slate of nominees which was unanimously recommended by the Governance and Nominating Committee.
As we execute on our strategic plan and drive the reemergence of Tecumseh, we have placed a high priority on talent acquisition and achieving world-class standards and practices. Strengthening Tecumseh’s corporate governance is a key part of this focus. In addition to updating our Board committee charters and governance guidelines, the Board of Directors has spent a considerable amount of time with Korn/Ferry and our other advisors identifying and vetting the best new potential additions to the Board.
We invite you to review the impressive qualifications of our four new director nominees, as well as those of our incumbent nominees, and thank you for your continued support of Tecumseh Products Company.
Edwin L. Buker
Chairman, President and Chief Executive Officer

Leonard M. Anthony

Mr. Anthony has served since July 2008 as President and Chief Executive Officer of Severstal Warren (f/k/a WCI Steel), a company that focuses on producing high-quality steel with annual revenue in excess of $800 million. He had joined WCI Steel as Chief Executive Officer and President before completing a sale to OAO Severstal in July of 2008. Prior to that time, Mr. Leonard served as the Executive Vice President and Chief Financial Officer of Dresser-Rand Group, Inc., one of the largest global suppliers of rotating equipment solutions, including a wide range of technologically advanced centrifugal and reciprocating compressors, steam and gas turbines, expanders, multiphase turbine separators, portable ventilators and control systems.
From 2003 to 2005, Mr. Leonard served as Chief Financial Officer and Treasurer of International Steel Group, which, until its acquisition by Mittal Steel, was a Fortune 500 Company. Prior to International Steel Group’s acquisition of Bethlehem Steel Corporation, Mr. Leonard had served as Senior Vice President, Finance and Chief Financial Officer of Bethlehem Steel Corporation. Mr. Anthony currently sits on the board and chairs the Audit Committee of McJunkin Red Man Corporation, a privately owned portfolio company of Goldman Sachs.

Tecumseh	03
Board Nominees _ World-Class Governance

David A. Bloss, Sr.

Mr. Bloss served from 1999 until March 2009 as Chairman of Circor International, a company that designs, manufactures and distributes valves and related fluid-control products with annual revenue of more than $790 million. During his time at Circor, Mr. Bloss also served through 2008 as CEO and through 2006 as President.
From 1997 to 1999, Mr. Bloss acted as President and COO of Watts Water Technologies (known as Watts Industries until 2003), a world leader in the design and manufacture of water valves and related products. Currently, Mr. Bloss sits on the public board of Magnetek Inc., a company specializing in the development, manufacture and marketing of digital power and motion control systems.

04	Tecumseh
Board Nominees _ World-Class Governance

Greg C. Smith

Mr. Smith is the principal of Greg C. Smith LLC, a consulting firm focused on the financial services, automotive and environmental markets. From 2005 to 2006, he served as Vice Chairman of the Ford Motor Company, one of the world’s premier producers of cars and trucks.
Prior to serving as Ford’s Vice Chairman, Mr. Smith served in varying capacities at Ford for more than 30 years, including Chairman and Chief Executive Officer of Ford Motor Credit Co. from 2002 to 2004 and culminating in his position as Executive Vice President and President of the Americas of the Ford Motor Company. In addition to his long tenure at Ford, Mr. Smith has served on numerous public and private boards, including current positions on the boards of Solutia, Inc. and Penske Corp.

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Board Nominees _ World-Class Governance

William E. Redmond, Jr.
Mr. Redmond has acted since 2005 as President and Chief Executive Officer of GenTek, a holding company with annual revenue of more than $600 million whose subsidiaries specialize in the manufacture of valve actuation systems and performance chemicals.
From 1996 to 2003, Mr. Redmond served as Chairman, President and CEO of Garden Way, Inc., a manufacturer of outdoor garden and power equipment. Mr. Redmond currently serves on public boards at GenTek and Eddie Bauer Holdings, where he is Chair of the Restructuring Committee and also sits on the Audit Committee.

06	Tecumseh
Board Nominees _ World-Class Governance

Incumbent Nominees

Edwin L. Buker has served as our President and Chief Executive Officer since August 2007 and has served as our Chairman of the Board of Directors since February 2008. From 2002 to August 2007, Mr. Buker served as President and Chief Executive Officer of Citation Corporation, a supplier of metal components. Prior to 2002, Mr. Buker served as Vice President and General Manager of the Chassis Systems Division at Visteon Automotive. He also served as President of Electrical Systems of the Americas for United Technologies Automotive. Mr. Buker serves on Tecumseh’s Pension and Investment Committee.

Jeffry N. Quinn has served as a director since 2007. Since 2004 he has been Chairman of the Board, President and Chief Executive Officer of Solutia Inc., a specialty chemical and materials company with $4 billion in annual revenue. Mr. Quinn led Solutia through a successful restructuring under Chapter 11 of the U.S. Bankruptcy Code. Solutia emerged from bankruptcy in February 2008. Prior to that time, Mr. Quinn served as Chief Restructuring Officer of Solutia Inc. from 2003 to 2004. Mr. Quinn was an executive officer at Arch Coal Inc., the nation’s largest coal producer, and Premcor Inc., which is one of the nation’s largest independent oil refiners. Mr. Quinn is Chairman of Tecumseh’s Compensation Committee, and also serves on the Governance and Nominating Committee.

William E. Aziz has served as a director since 2007. He is the President of BlueTree Advisors Inc., a private advisory firm focused on restructuring and improving performance of client companies. BlueTree provides management services in connection with business recoveries, strategic planning and organizational development. Mr. Aziz is a Chartered Accountant (Canada) and is currently the Chief Restructuring Officer of Hollinger Inc. He is a director of Canada Bread Company Limited (Chair of the Audit Committee) and OMERS (the $44 billion Ontario Municipal Employees’ Retirement System). He has completed the Institute of Corporate Directors Governance College at the Rotman School of Business, University of Toronto, and has studied negotiation and multi-party dispute resolution at Harvard Law School. He has previously been a director of Sun-Times Media Group, Inc. (NYSE), Doman Industries Limited (TSE) and Algoma Steel Inc. (TSE), among other public and private companies. Mr. Aziz is Chairman of Tecumseh’s Governance and Nominating Committee, and also serves on the Audit Committee.

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Board Nominees _ World-Class Governance

ON MARCH 27, 2009, TECUMSEH PRODUCTS COMPANY FILED A PRELIMINARY PROXY STATEMENT/PROSPECTUS WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”). BEFORE SOLICITING PROXIES, WE WILL PROVIDE SHAREHOLDERS WITH A DEFINITIVE PROXY STATEMENT/PROSPECTUS CONTAINING INFORMATION ABOUT THE COMPANY AND CERTAIN PROPOSALS TO BE PRESENTED TO A VOTE OF SHAREHOLDERS AT ITS 2009 ANNUAL MEETING. WE ADVISE SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS MAY OBTAIN FREE COPIES OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (WHEN IT IS AVAILABLE) AND OTHER DOCUMENTS WE FILE WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THEY MAY ALSO ACCESS A COPY OF OUR DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BY ACCESSING WWW.TECUMSEH.COM. IN ADDITION, SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE PROXY STATEMENT/PROSPECTUS WHEN IT IS AVAILABLE BY CONTACTING GEORGESON INC. TOLL FREE AT (866) 203-1198 (BANKS AND BROKERS CALL (212) 440-9800).
TECUMSEH PRODUCTS COMPANY, OUR DIRECTORS, DIRECTOR NOMINEES AND SOME OF OUR EXECUTIVE OFFICERS WILL BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. INFORMATION ABOUT OUR DIRECTORS, DIRECTOR NOMINEES AND SOME OF OUR EXECUTIVE OFFICERS WILL BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS. INFORMATION ABOUT THE PARTICIPANTS’ DIRECT OR INDIRECT INTERESTS IN THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING WILL BE CONTAINED IN THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REFERRED TO ABOVE.
Tecumseh Products Company
1136 Oak Valley Drive
Ann Arbor, MI 48108
(734) 585-9500
www.tecumseh.com